Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-184760 on Form S-8 and Registration Statement No. 333-192105 on Form S-3 of our report dated May 16, 2014 relating to the audits of the combined and consolidated financial statements of T2 Eagle Ford Gathering Company, LLC and Affiliates as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and for the period from February 17, 2012 (date of inception) through December 31, 2012, appearing in this Current Report on Form 8-K/A of Southcross Energy Partners, L.P.

/s/ PADGETT, STRATEMANN & CO., L.L.P.

San Antonio, Texas

October 20, 2014